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                                                                Exhibit 10.2

101 East Washington Street                        First Western Bancorp, Inc.
P.O. Box 1488                                     Thomas J. O'Shane
New Castle, PA 16103-1488                         President and
Telephone: (412) 652-8550                         Chief Executive Officer
Fax: (412) 652-0246

May 4, 1995




Mr. John R. McKinley
412 Means Road
New Wilmington, PA  16142

Dear John,

            After you informed me that you were willing to serve as Chairperson of First Western Bancorp, Inc., I expressed my desire to incorporate the terms of your service into a letter that would serve both as an Agreement and as a full disclosure to First Western's Board. Your services will be, not only the normal duties as Chairperson of First Western's Board, but also to act as a consultant and advisor to me in my capacity as President and Chief Executive Officer of First Western, and your service as a Director of First Western's subsidiaries and certain committees of both First Western and its subsidiaries. The following terms and conditions will become effective upon your election as Chairperson of the Board of Directors at the Board's reorganization meeting in April this year. Your compensation for consulting services will be $41,000 per year, which will be paid to you in equal monthly installments beginning in May, 1995.

                 First Western believes that your service as Chairperson of the Board of Directors and as an advisor and consultant to me, requires that you serve as a Director not only of First Western Bancorp, but also of its three principal subsidiaries, First Western Bank, N.A., First Western Bank, F.S.B., and First Western Trust Services Company and that you serve or chair on their committees; the Combined Executive Loan Committee, First Western Bancorp's Executive Committee, the First Western Bancorp Compensation Committee, the
Loan Review Committee, the ALCO Committee, and the Trust Services Executive Committee. Service on the Residential Mortgage Company of America Board is included as well, if necessary. We expect you to keep abreast of all of First Western's activities and to be available on a consulting basis to First Western's Board of Directors, the Boards and chief executive officers of its subsidiaries, the First Western Audit Committee, the First Western financial section and its independent auditors, and the First Western legal department. For these reasons, you are expected to attend 75% of the meetings of the boards and committees set forth herein.

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                Your director fees and committee fees will be paid to you in the same way these fees are paid to the other directors, including committee chairperson fees as appropriate and any adjustments made to the fee schedule, including retainer arrangements. All fees (including consulting) are eligible to be deferred under the recently amended Deferred Directors Compensation
Plan.

            Assuming your election at the reorganization meeting in April, this Agreement for your services shall begin at that 1995 reorganization meeting of First Western Bancorp, Inc., and shall be in force at least until the reorganization meeting of First Western in April of 1996. Prior to that meeting, we will review the Agreement, the services rendered and compensation paid, and the need, if any, for revisions. After that time, this Agreement may be terminated by either party upon written notice given one month prior to the last day of the month in which this Agreement is to be terminated.
Other than that termination provision and the review provisions, continuation and renewal of this contract will be on an annual basis upon your re-election as First Western Bancorp, Inc.'s. Chairperson and as agreed upon between the chief executive officer of First Western and yourself, subject to Board approval.

                 If the above terms are agreeable to you, will you please sign a copy of this letter at your convenience, and return it to me at your earliest convenience.


                                                  Very truly yours,


                                                  /s/ Thomas J. O'Shane
                                                  ---------------------

                                                  THOMAS J. O'SHANE



I hereby acknowledge receipt and do understand the above terms and conditions outlined in this Agreement between First Western Bancorp, Inc., and the undersigned individual.


/s/ John R. McKinley
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John R. McKinley

May 4, 1995
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(Date)